EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors
Rock City S.A.

We consent to the incorporation by reference in the registration statements (No. 333-190459) on Form S-3, and (Nos. 333-175139, 333-164507, 333-164494, 333-164302, 333-157664, 333-149901, 333-132949, and 333-206294) on Form S-8 of Live Nation Entertainment, Inc., of our report dated July 18, 2018 with respect to the consolidated balance sheets of Rock City S.A. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years then ended, and the related notes, which report appears in the Form 8-K/A of Live Nation Entertainment, Inc. dated July 18, 2018.

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes
Rio de Janeiro, Brazil
July 18, 2018